Blazzard, Grodd & Hasenauer, P.C.
943 Post Road East
Westport, CT 06880
(203)226-7866


May 1, 2006


Board of Directors
Business Men's Assurance Company
  of America
2000 Wade Hampton Blvd.
Greenville, SC  29615

RE:  Opinion of Counsel - RBC Variable Life Account A

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Post-Effective Amendment to Form N-6 for the Last Survivor Flexible Premium Adjustable Variable Life Insurance Policies to be issued by Business Men's Assurance Company of America and its separate account, RBC Variable Life Account A (formerly known as BMA Variable Life Account A).

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

1. RBC Variable Life Account A is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

2. Upon the acceptance of premiums paid by an Owner pursuant to a Policy issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally-issued, fully paid, non-assessable contractual interest under such Policy.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

We consent to the reference to our Firm under the caption "Legal Opinions" contained in the Statement of Additional Information, which forms a part of the Registration Statement.

Sincerely,

BLAZZARD, GRODD & HASENAUER, P.C.


By:  /s/LYNN KORMAN STONE
   -------------------------
     Lynn Korman Stone